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                                                                   EXHIBIT 99.H6


                           TRANSFER AGENCY AGREEMENT
                           -------------------------

          THIS AGREEMENT is made as of the 22nd day of November, 1999 by and between MORGAN GRENFELL INVESTMENT TRUST, a Delaware business trust (the "Trust"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation ("ICCC").

                             W I T N E S S E T H:

          WHEREAS, each Series of the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust desires to retain ICCC to provide certain services on behalf of each Series of the Trust, as set forth in Appendix A to this Agreement, and ICCC is willing so to serve.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1.   Appointment.  The Trust hereby appoints ICCC to perform such
               -----------
services and to serve such functions on behalf of the Trust and on such terms as set forth in this Agreement. ICCC accepts such appointment and agrees to furnish such services and serve such functions. The Trust may have currently outstanding one or more series or classes of its shares of common stock, par value $.001 per share ("Shares") and may from time to time hereafter issue separate series or classes of its Shares or classify and reclassify Shares of any series or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing series and classes and any additional series and classes unless the parties shall otherwise agree in writing.

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          2.   Definitions.
               -----------

               (a)  "Authorized Person."  The term "Authorized Person" shall
                     -----------------
mean any officer of the Trust and any other person, who is fully authorized by the Trust's Board of Trustees, to give Oral and Written Instructions on behalf of the Trust. Such persons are listed in the Certificate attached hereto.

               (b)  "Oral Instructions."  The term "Oral Instructions" shall
                     -----------------
mean oral instructions received by ICCC from an Authorized Person or from a person reasonably believed by ICCC to be an Authorized Person.

               (c)  "Written Instructions."  The term "Written Instructions"
                     --------------------
shall mean written instructions signed by two Authorized Persons and received by ICCC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

          3.   Delivery of Documents.  The Trust has furnished ICCC with copies
               ---------------------
properly certified or authenticated of the following documents and will furnish ICCC from time to time with copies, properly certified or authenticated, of all amendments of or supplements thereto, if any:

               (a) Resolutions of the Trust's Board of Trustees authorizing the appointment of ICCC to act in such capacities on behalf of the Trust as set forth in this Agreement, and the entering into of this Agreement by the Trust;

               (b) The Trust's Declaration of Trust and all amendments thereto (the "Charter") and the Trust's By-Laws and all amendments thereto (the "By-Laws");

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               (c)  The Trust's most recent Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") and under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") relating to the Shares; and

               (d) Copies of the Trust's most recent prospectus or prospectuses, including amendments and supplements thereto (collectively, the "Prospectus").

          4.   Instructions.  Unless otherwise provided in this Agreement, ICCC
               ------------
shall act only upon Oral and Written Instructions. ICCC shall be entitled to rely upon any Oral and Written Instruction it receives from an Authorized Person (or from a person reasonably believed by ICCC to be an Authorized Person) pursuant to this Agreement. ICCC may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Trust's Declaration of Trust, this Agreement, or of any vote, resolution or proceeding of the Trust's Board of Trustees or shareholders.

          The Trust agrees to forward to ICCC Written Instructions confirming Oral Instructions so that ICCC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by ICCC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Trust further agrees that ICCC shall incur no liability to the Trust in acting upon Oral or Written Instructions provided such instructions reasonably appear to have been received from an Authorized Person.

          If ICCC is in doubt as to any action it should or should not take, ICCC may request directions or advice, including Oral or Written Instructions, from the Trust. ICCC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral or Written Instructions it receives from the Trust or from counsel and which ICCC believes, in good faith, to be consistent with those directions, advice or Oral of Written Instructions.

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Notwithstanding the foregoing, ICCC shall have no obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of ICCC's properly taking or not taking such action.

          5.   Services to be Provided; Fees. During the term of this Agreement,
               -----------------------------
ICCC shall perform the services and act in such capacities on behalf of the Trust as set forth in this Agreement. For the services performed by ICCC for the Trust, the Trust will compensate ICCC in such amounts as may be agreed to from time to time by the parties in writing.

               (a)  General Services To be Provided.  ICCC shall provide to the
                    -------------------------------
Trust the following services on an ongoing basis:

                    (i)    Calculate 12b-1 payments, if any;

                    (ii)   Maintain proper shareholder registrations;

                    (iii) Review new applications and correspond with shareholders, if necessary, to complete or correct information;

                    (iv)   Direct payment processing of checks or wires;

                    (v) Prepare and certify stockholder lists in conjunction with proxy solicitations; solicit and tabulate proxies; receive and tabulate proxy cards for meetings of the Trust's shareholders;

                    (vi)   Countersign securities;

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                    (vii)  Direct shareholder confirmation of activity;

                    (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

                    (ix) Mail duplicate confirmation to broker-dealers, if any, of their clients' activity, whether executed through the broker-dealer or directly with ICCC;

                    (x) Provide periodic shareholder lists and statistics to the Trust;

                    (xi) Provide detail for broker confirmations, if any, and underwriter confirmations;

                    (xii)  Mail periodic year-end tax and statement information;

                    (xiii) Provide timely notification to investment adviser,
                           accounting agent, and custodian of Trust activity;
                           and

                    (xiv) Perform other participating broker-dealer shareholder services, if any, as may be agreed upon from time to time.

               (b)  Purchase of Shares.  ICCC shall issue and credit an account
                    ------------------
of an investor, in the manner described in the Prospectus, once it receives: (i) purchase order; (ii) proper information to establish a shareholder account; and
(iii) confirmation of receipt by, or crediting of funds for such order to, the Trust's custodian.

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               (c)  Redemption of Shares.  ICCC shall redeem the Trust's shares
                    --------------------
only in accordance with the provisions of the Prospectus and each shareholder's individual directions. Shares shall be redeemed at such time as the shareholder tenders his or her shares and directs the method of redemption in accordance with the terms set forth in the Prospectus. If securities are received in proper form, Shares shall be redeemed before the funds are provided to ICCC. When the Trust provides ICCC with funds, redemption proceeds will be wired (if requested) or a redemption check issued. All redemption checks shall be drawn to the recordholder unless third party payment authorizations have been signed by the recordholder and delivered to ICCC.

               (d)  Dividends and Distributions.  Upon receipt of certified
                    ---------------------------
resolutions of the Trust's Board of Trustees authorizing the declaration and payment of dividends and distributions, ICCC shall issue the dividends and distributions in shares, or, upon shareholder election, pay such dividends and distributions in cash. Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. The Trust's shareholders shall receive tax forms and other information, or permissible substitute notice, relating to dividends and distributions, paid by the Trust as are required to be filed and mailed by applicable law, rule or regulation. ICCC shall maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends and distributions paid by the Trust to its shareholders as required by tax or other law, rule or regulation.

               (e)  Shareholder Account Services. If authorized in the
                    ----------------------------
Prospectus, ICCC shall arrange for the following services, in accordance with the applicable terms set forth in the Prospectus: (i) the issuance of Shares obtained through any pre-authorized check plan and direct purchases through broker wire orders, if any, checks and applications; (ii) exchanges of shares of any fund for Shares of the Trust with which the Trust has exchange privileges;
(iii) automatic redemption from an account where that shareholder participates in an automatic redemption plan; and (iv) redemption of Shares from an account with a check writing privilege.

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               (f)  Communications to Shareholders.  Upon timely Written
                    ------------------------------
Instructions, ICCC shall mail all communications by the Trust to its shareholders, including, reports to shareholders, confirmations of purchases and sales of Shares, monthly or quarterly statements, dividend and distribution notices, and proxy material.

               (g)  Records.  ICCC shall maintain records of the accounts for
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each shareholder showing the following information: (i) name, address and U.S.
Identification or Social Security number; (ii) number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations; (iii) historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;
(iv) any stop or restraining order placed against a shareholder's account; (v) any correspondence relating to the current maintenance of a shareholder's account; (vi) information with respect to withholdings; and (vii) any information required in order for ICCC to perform any calculations contemplated or required by this Agreement.

               (h)  Lost or Stolen Certificates.  ICCC shall place a stop notice
                    ---------------------------
against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued upon: (i) the shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by ICCC; and (ii) completion of a release and indemnification agreement signed by the shareholder to protect ICCC.

               (i)  Shareholder Inspection of Stock Records. Upon requests from
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Trust shareholders to inspect stock records, ICCC will notify the Trust and the
Trust shall deliver Oral or Written Instructions granting or denying each such request. Unless ICCC has acted

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contrary to the Trust's Instructions, the Trust agrees to release ICCC from any liability for refusal or permission for a particular shareholder to inspect the Trust's shareholder records.

               (j)  Withdrawal of Shares and Cancellation of Certificates.  Upon
                    -----------------------------------------------------
receipt of Written Instructions, ICCC shall cancel outstanding certificates surrendered by the Trust to reduce the total amount of outstanding shares by the number of shares surrendered by the Trust.

               (k)  Telephone Transactions.  In accordance with the terms of the
                    ----------------------
Prospectus, ICCC shall act upon shareholder requests made by telephone for redemption or exchange of Fund shares; provided that (i) the shareholder has authorized telephone transactions on the Trust's Account Application or otherwise in writing, (ii) if the request is a redemption, the amount to be redeemed does not exceed $50,000 and (iii) ICCC has complied with the identification and other security procedures required by the Trust in connection with telephone transactions.

          6.   Delegation of Responsibilities. ICCC may subcontract to any third
               ------------------------------
party all or any part of its obligations under this Agreement; provided that any such subcontracting shall not relieve ICCC of any of its obligations under this Agreement. All subcontractors shall be paid by ICCC.

          7.   Fees.  As compensation for the services performed by ICCC for the
               ----
Trust pursuant to this Agreement, the Trust will pay to ICCC such amounts as may be agreed to from time to time by the parties in writing.

          8.   Records.  The books and records pertaining to the Trust which are
               -------
in the possession of ICCC shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations.

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The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during ICCC's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ICCC to the Trust or the Trust's authorized representative at the Trust's expense.

          9.  Cooperation With Accountants.  In addition to any obligations set
              ----------------------------
forth in this Agreement, ICCC shall cooperate with the Trust's independent accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of such accountants' opinion of the Trust's financial statements or otherwise, as such may be required by the Trust from time to time.

          10.  Compliance with Governmental Rules and Regulations.  The Trust
               --------------------------------------------------
assumes full responsibility for insuring that the Trust complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction. ICCC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the Commodities Exchange Act (if applicable), and all laws, rules and regulations of governmental authorities having jurisdiction with respect to the performance by ICCC of its duties under this Agreement.

          11.  Expenses.
               --------

               (a) ICCC shall bear all expenses of its employees and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Trust's trustees and officers who are employees of ICCC.

               (b) The Trust assumes and shall pay or cause to be paid all other expenses of the Trust, including, without limitation: the fees of the Trust's investment adviser, administrator

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and distributor; the charges and expenses of any registrar, any custodian or depositary appointed by the Trust for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Trust; brokers' commissions chargeable to the Trust in connection with portfolio securities transactions to which the Trust is a party, if any; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Trust to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Trust and its Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the expenses of printing, including typesetting, and distributing prospectuses of the Trust and supplements thereto to the Trust's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or members of any advisory board or committee other than such directors or members who are "interested persons" of the Trust (as defined in the 1940 Act); all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the directors of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Trust; a portion of membership dues of industry associations; interest payable on Trust borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Trust which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Trust's operation unless otherwise explicitly provided herein.

          12.  Liability; Indemnification.  Neither ICCC nor any of its
               --------------------------
officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it

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or them of, its or their obligations and duties under this Agreement. The Trust agrees to indemnify and hold harmless ICCC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as currently in existence or as amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which ICCC takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Trust; provided, that neither ICCC nor any of its nominees shall be indemnified against
--------
any liability to the Trust or to its shareholders (or any expenses incident to such liability) arising out of ICCC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding anything else in this Agreement to the contrary, ICCC shall have no liability to the Trust for any consequential, special or indirect losses or damages which the Trust may incur or suffer as a consequence of ICCC's performance of the services provided in this Agreement.

          13.  Responsibility of ICCC.  ICCC shall be under no duty to take any
               ----------------------
action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by ICCC in writing. In the performance of its duties hereunder, ICCC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement, but ICCC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of ICCC or reckless disregard by ICCC of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, ICCC shall have no liability to the Trust for any consequential, special or indirect losses or damages which the Trust may incur or suffer by or as a consequence of ICCC's performance of the services provided hereunder.

          14.  Non-Exclusivity.  The services of ICCC to the Trust are not to be
               ---------------
deemed exclusive and ICCC shall be free to render transfer agency or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors,

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officers or employees of ICCC may serve as trustees or officers of the Trust, and that trustees or officers of the Trust may serve as directors, officers and employees of ICCC to the extent permitted by law; and that directors, officers and employees of ICCC are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

          15.  Notice.  Any notice or other communication required to be given
               ------
pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the Trust at One South Street, Baltimore, Maryland 21202, Attention: Richard T. Hale or to ICCC at One South Street, Baltimore, Maryland 21202, Attention: Richard T. Hale.

          16.  Miscellaneous.
               -------------

               (a) This Agreement shall become effective as of the date first above written and shall remain in force until terminated. This Agreement may be terminated at any time without the payment of any penalty, by any party hereto on sixty (60) days' written notice to the other party.

               (b) This Agreement shall be construed in accordance with the laws of the State of Maryland.

               (c) If any provisions of this Agreement shall be held or made invalid in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

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               (d) Except as otherwise specified in this Agreement, ICCC shall be entitled to rely on any notice or communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Trust.

               (e) ICCC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present, or potential shareholders, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ICCC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

               (f) Any part of this Agreement may be changed or waived only by an instrument in writing signed by both parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              MORGAN GRENFELL INVESTMENT TRUST


                              By:_____________________________
                                      Amy M. Olmert
                              Title:  Treasurer

                              INVESTMENT COMPANY CAPITAL CORP.


                              By:_____________________________
                                      Edward J. Veilleux
                              Title:  President

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                                  Appendix A

                           TRANSFER AGENCY AGREEMENT

                                    between

                       MORGAN GRENFELL INVESTMENT TRUST

                                      and

                       INVESTMENT COMPANY CAPITAL CORP.

                           (as of November 22, 1999)



                                                                    Minimum
                                                     Annual Fee     Annual Fee
Fund                                                 Per Account    Per Series

Morgan Grenfell Fixed Income Fund                      $25.00         $10,000
Morgan Grenfell Municipal Bond Fund                    $25.00         $10,000
Morgan Grenfell Short-Term Fixed Income Fund           $25.00         $10,000
Morgan Grenfell Short-Term Municipal Bond              $25.00         $10,000
Morgan Grenfell Total Return Bond Fund                 $25.00         $10,000
Morgan Grenfell High Yield Bond Fund                   $25.00         $10,000
Morgan Grenfell Smaller Companies Fund                 $25.00         $10,000
Morgan Grenfell Micro Cap Fund                         $25.00         $10,000
Morgan Grenfell Large Cap Growth Fund                  $25.00         $10,000
Morgan Grenfell International Select Equity Fund       $25.00         $10,000
Morgan Grenfell Global Equity Fund                     $25.00         $10,000
Morgan Grenfell European Equity Fund                   $25.00         $10,000
Morgan Grenfell New Asia Fund                          $25.00         $10,000
Morgan Grenfell International Small Cap Equity Fund    $25.00         $10,000
Morgan Grenfell Japanese Small Cap Equity Fund         $25.00         $10,000
Morgan Grenfell Emerging Markets Equity Fund           $25.00         $10,000
Morgan Grenfell Core Global Fixed Income Fund          $25.00         $10,000

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Morgan Grenfell Global Fixed Income Fund               $25.00         $10,000
Morgan Grenfell International Fixed Income Fund        $25.00         $10,000
Morgan Grenfell Emerging Markets Debt Fund             $25.00         $10,000
Morgan Grenfell Emerging Local Currency Debt Fund      $25.00         $10,000

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